Exhibit 8.1

[Letterhead of Winston & Strawn LLP]

May 5, 2009

Harley-Davidson Customer Funding Corp.

222 West Adams Street

Chicago, Illinois 60606

Re:                               Harley-Davidson Motorcycle Trust 2009-1

Ladies and Gentlemen:

We have acted as special counsel to Harley-Davidson Customer Funding Corp., a Nevada corporation (the “Company”), in connection with (a) the Registration Statement on Form S-3 (Registration No. 333-157910) filed by the Company with the Securities and Exchange Commission and amended by Pre-Effective Amendment No. 2 that became effective on April 28, 2009 (collectively, as so amended, the “Registration Statement”) and (b) the offering of notes (the “Notes”) described in the related prospectus supplement dated May 5, 2009 and prospectus dated April 29, 2009  (collectively, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).  As described in the Prospectus, the Notes will be issued on or about May 12, 2009 by Harley-Davidson Motorcycle Trust 2009-1 (the “Trust”), a statutory trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as owner trustee.  The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and The Bank of New York Mellon Trust Company, N.A., as indenture trustee. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Prospectus.

We have examined the question of whether the Notes will have the tax treatment described in the Prospectus. Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinion.  All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.  Furthermore, our opinion assumes that all the transactions contemplated by the Prospectus will be consummated in accordance with the terms of the Prospectus.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1)  the Notes, assuming they are issued in accordance with the Prospectus, will have the federal income tax treatment described in the Prospectus; and

(2)  we hereby adopt and confirm the information appearing under the caption “Material Federal Income Tax Consequences” in the Prospectus and confirm that it represents our opinion with respect to the matters discussed therein.

We hereby consent to the filing of this opinion letter as an exhibit to the report on Form 8-K of even date herewith relating to the Trust and to a reference to this firm (as counsel to the Registrant) under the headings “Tax Status,” “Material Federal Income Tax Consequences” and “Legal Matters” in the Prospectus, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Prospectus, including this exhibit.

Very truly yours,

/s/ WINSTON & STRAWN LLP